Exhibit 99.1

MINDEN BANCORP, INC.
100 MBL BANK DRIVE
MINDEN, LOUISIANA  71055
_____________________________________
318-377-0523   TELEPHONE
3118-377-0038 FAX
www.mblminden.com

PRESS RELEASE

Release Date:
August 1, 2011
For Further Information:
Jack E. Byrd, Jr., Chairman/President/CEO
318-371-4156
E-mail: jack@mblminden.com

or

Becky T. Harrell, Treasurer/CFO
318-371-4123
E-mail: becky@mblminden.com

MINDEN BANCORP, INC. REPORTS RESULTS OF OPERATIONS
FOR THE QUARTER ENDED JUNE 30, 2011

MINDEN, LA. – August 1, 2011-Minden Bancorp, Inc. (the “Company”) (OTC BB: MDNB) today reported net income for the quarter ended June 30, 2011 of $669,000 or $0.27 per diluted share, as compared to net income of $606,000 or $0.25 per diluted share for the quarter ended June 30, 2010.  The $63,000 or 10.4% increase reflects a $170,000 increase in net interest income and a $53,000 increase in non-interest income offset partially by increases of $123,000 in non-interest expense and $37,000 in the provision for income taxes.

The Company reported net income of $1.4 million or $0.57 per diluted share for the six months ended June 30, 2011, an increase of $289,000 or 25.9% as compared to net income of $1.1 million or $0.45 per diluted share for the six months ended June 30, 2010.

The per share amounts reflected herein reflect the completion on January 4, 2011 of the conversion of MBL Bank, the wholly owned subsidiary of the Company, from the mutual holding company form of organization to the stock holding company form of organization and the concurrent public stock offering.

Total assets decreased $12.9 million or 5.2% to $234.9 million at June 30, 2011 compared to $247.8 million at December 31, 2010.  The decrease primarily reflected the $17.9 million decrease in cash and cash equivalents, offset in part by a $2.2 million or 3.5% increase in investment securities and a $4.3 million or 3.4% increase in net loans. The Company continued its efforts to expand its loan portfolio during the first six months of 2011, in particular commercial real estate and construction loans. Total deposits decreased by $16.6 million or 7.8% to $195.5 million at June 30, 2011. The decrease reflected both the transfer to the Company’s equity of deposits submitted to fund the purchase of shares in the offering as well as the withdrawal of seasonal deposits.  MBL Bank serves as the depository for a local taxing authority.  Such funds are deposited beginning in November and begin to be withdrawn starting in the following January.

Stockholders’ equity increased by $13.8 million or 57.1% to $37.9 million at June 30, 2011 as compared to $24.1 million at December 31, 2010. The increase was primarily due to the $12.9 million net increase as result of the receipt of proceeds from the sale of the shares of common stock of the Company issued in the second-step conversion combined with a $1.4 million increase due to profitable operations during the six months ended June 30, 2011 partially offset by dividends paid of $155,000 and a $19,000 decrease in accumulated other comprehensive income reflecting an decrease in unrealized gains related to our investment securities available for sale as a result of the decline in the market value thereof since December 31, 2010. Stockholders’ equity amounted to $15.90 per share at June 30, 2011 as compared to $10.13 at December 31, 2010.

Net interest income for the three months ended June 30, 2011 increased $170,000 or 9.6% to $1.9 million as compared to $1.8 million for the same period in 2010. Net interest income increased $340,000 or 9.9% to $3.8 million for the six months ended June 30, 2010 as compared to $3.4 million for the same period in 2010.  The increase in net interest income for the three months and six months ended June 30, 2011 reflected an increase in interest income of $92,000 and $191,000, respectively, primarily due to loan growth combined with a $78,000 and $149,000 decrease in interest expense for the three and six months ended June 30, 2011, respectively.  Interest expense decreases are a reflection of the continued re-pricing downward of our deposit liabilities resulting from the decline in interest rates.

The provision for loan losses amounted to $30,000 and $60,000 for the three and six months ended June 30, 2011, respectively.  At June 30, 2011, the Company’s total nonperforming assets and troubled debt restructurings amounted to $474,000 or .2% of total assets as compared to $632,000 or .3% of total assets at June 30, 2010 and $514,000 or 0.2% at December 31, 2010.  At June 30, 2011, the ratio of the Company’s allowance for loan losses to total loans and to total nonperforming loans was 1.0% and 284.4%, respectively.

Total non-interest income increased from $191,000 and $367,000 for the three and six months ended June 30, 2010, respectively, to $244,000 and $627,000 for the comparable periods in 2011.  The 2011 periods reflected modest increases in customer service fees as we continued to emphasize the development of relationship banking.  The increase for the six months ended also reflects a net gain on sale of assets of $179,000.  The Company sold $18.4 million of investment securities during the six months ended June 30, 2011.

Non-interest expense increased from $1.0 million and $2.0 million for the three and six months ended June 30, 2010, respectively, to $1.1 million and $2.2 million for the comparable periods in 2011.  The increases for the 2011 periods were due to increases in general, administrative and supervisory fees.

Minden Bancorp, Inc., headquartered in Minden, Louisiana, is the holding company for MBL Bank.  The Bank is a 101 year old Louisiana-chartered FDIC-insured thrift serving Minden and the surrounding areas of northwest Louisiana from two full-service banking offices.  The Bank offers a wide variety of financial services and products throughout its market area.

The Company’s filings with the Securities and Exchange Commission are available at the Securities and Exchange Commission’s website at http://www.sec.gov.  The press release can be found on Minden Bancorp’s website at http://www.mblminden.com/.

This news release may contain forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of l995. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Such forward-looking statements, by their nature, are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors.  Such factors include, but are not limited to, changes to interest rates which could affect the net interest margin and net interest income, the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission.  The Company does not undertake to update any forward-looking statements.

MINDEN BANCORP, INC.
UNAUDITED SELECTED CONSOLIDATED FINANCIAL CONDITION DATA
(In thousands)

	June 30,	December 31,
	2011	2010

Total assets	$234,887	$247,751
Cash and cash equivalents	30,809	48,702
Investment securities	64,745	62,575
Loans receivable - net	131,454	127,190
Deposits	195,499	212,085
Total stockholders' equity	37,886	24,110

MINDEN BANCORP, INC.
UNAUDITED SELECTED CONSOLIDATED OPERATING DATA
(In thousands, except for per share data)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2011	2010		2011	2010

Interest income, including fees	$2,313	$2,221		$4,555	$4,364
Interest expense	380	458		797	946
Net interest income	1,933	1,763		3,758	3,418
Provision for loan losses	30	30		60	60
Net interest income after
provision for loan loss	1,903	1,733		3,698	3,358
Total non-interest income	244	191		627	367
Total non-interest expenses	1,128	1,005		2,189	2,032
Income before income taxes	1,019	919		2,136	1,693
Income tax expense	350	313		730	576
NET INCOME	$669	$606		$1,406	$1,117

EARNINGS PER SHARE
Basic	$0.29	$0.26	*	$0.61	$0.48	*
Diluted	$0.27	$0.25	*	$0.57	$0.45	*

*Basic and diluted earnings per share for the 2010 periods have been adjusted to take into account the conversion of MBL Bank from the mutual holding company structure to the stock holding company structure.